EXHIBIT 99.1

IZEA Reports Q1 2019 Financial Results
Q1 Revenue Up 23% Year over Year, Gross Billings Up 66%, 53% Adjusted EBITDA Improvement

ORLANDO, FL (May 13, 2019) - IZEA Worldwide, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial and operational results for the first quarter ended March 31, 2019.

Q1 2019 Financial Summary Compared to Q1 2018

•	Total revenue up 23% to $4.8 million, compared to $3.9 million.

•	Managed Services revenue increased 2% to $3.9 million, compared to $3.8 million.

•	SaaS Services revenue increased 1,089% to $913,000, compared to $77,000.

•	Gross billings* up 66% to $7.8 million, compared to $4.7 million.

•	Total costs and expenses were $6.5 million, compared to $5.8 million.

•	Net loss was $1.8 million compared to a net loss of $2.0 million an improvement of $215,000, or 10%.

•	Adjusted EBITDA* was ($874,000), compared to ($1.9 million), an improvement of $975,000, or 53%.

Q1 2019 Operational Highlights

•	Launched PayPop at CES 2019.

•	Launched IZEAx Discovery self-service offering.

•	Appointed Chris Staymates as Chief Technology Officer.

•	Appointed Troy Vanke as Chief Financial Officer.

•	Announced a variety of Fortune 500 new customer wins and relationship expansions.

* - Gross billings and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under "Use of Non-GAAP Financial Measures".

Management Commentary
"IZEA kicked off 2019 with a strong Q1," said Ted Murphy, IZEA’s Chairman and CEO. "The significant top-line and bottom-line improvements reflect a concentrated effort to drive growth while increasing operational leverage and efficiency throughout the organization. Our focus on SaaS licensing and marketplace fees have had a dramatic positive impact on the organization. We have seen significant growth of IZEAx licensing revenue in particular and believe the recent release of IZEAx 3.0 will further bolster our sales efforts throughout the year. At the end of Q1 our total SaaS licensing fees under contract for all platforms in 2019 have already exceeded total SaaS licensing revenues for 2018."
"While we are pleased with our revenue growth and margin improvements in the quarter, we believe we can grow faster and gain more leverage," continued Murphy "The completion of our recent $10 million common stock offering will enable us to make strategic investments in areas of the organization where we see opportunities to drive meaningful topline growth and operational efficiencies, particularly with our SaaS revenue lines. While we remain focused on responsibly balancing investment with profitability, we believe there is a large addressable market for our services and we seek to gain a larger share of that market. IZEA will be investing in increased marketing activities, sales staff, and engineers to further increase our leadership position in the influencer marketing space. We are actively pursuing several of this investments and expect to begin to see the benefits of those investments later this year, particularly during the holiday season."

Q1 2019 Financial Results
Revenue in the first quarter of 2019 increased 23% to $4.8 million compared to $3.9 million in the corresponding quarter of 2018. The increase was due to by revenue growth in our license fees and marketplace spend, both of which stem from our 2018 acquisition of TapInfluence.

Total costs and expenses in the first quarter of 2019 were $6.5 million compared to $5.8 million in the corresponding quarter of 2018. This comparison includes two one-time non-operating items, both of which contribute to the comparative increase. In Q1 2018, we recorded a gain of just over $300 thousand associated with adjusting our accrued acquisition costs to fair value, and in Q1 2019, we recorded a loss of $190 thousand, associated with our 2019 settlement of a portion of our accrued acquisition costs. Excluding these one-time items, our total costs and expenses increased primarily due to increased depreciation and amortization expense.

Net loss in the first quarter of 2019 was $1.8 million or $(0.15) per share, as compared to a net loss of $2.0 million or $(0.35) per share in the corresponding quarter of 2018, based on 12,602,437 and 5,802,099 shares outstanding, respectively.

Adjusted EBITDA (a non-GAAP measure management uses as a proxy for operating cash flow, as defined below) in the first quarter of 2019 was $(874,000) compared to $(1,850,000) in the corresponding quarter of 2018.

Cash and cash equivalents at March 31, 2019 totaled $2.3 million. At the end of the quarter the Company had accessed approximately $1.3 million of its $5.0 million credit line.

IZEA completed a $10 million public offering on May 10. The net proceeds, after the underwriting discount, but before estimated expenses of the offering payable by IZEA, are $9.4 million.

Conference Call
IZEA will hold a conference call to discuss its first quarter 2019 results on Monday, May 13 at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Monday, May 13, 2019
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay via the investors section of the company’s website at https://izea.com/. Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 20, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13690548

About IZEA Worldwide, Inc.

IZEA Worldwide, Inc. ("IZEA") operates online platforms that connect marketers with content creators. IZEA platforms automate influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators, as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Use of Non-GAAP Financial Measures

We define gross billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Content Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking gross billings allows us to monitor the percentage of gross billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking gross billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines "Adjusted EBITDA," also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and certain other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate gross billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of non-GAAP to GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "may," "will," "would," "could," "should," "expects," "anticipates," "anticipates," "estimates," "believes," "intends," "likely," "projects," "plans," "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and improve Adjusted EBITDA, the use of proceeds of IZEA’s stock offering, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; inability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Statements of Operations

	(Unaudited)
	Three Months Ended March 31,
	2019	2018
Revenue	$4,793,756	$3,896,441

Costs and expenses:
Cost of revenue (exclusive of amortization)	2,099,291	2,163,142
Sales and marketing	1,357,667	1,755,526
General and administrative	2,612,054	1,615,222
Depreciation and amortization	436,224	265,455
Total costs and expenses	6,505,236	5,799,345

Loss from operations	(1,711,480)	(1,902,904)

Other income (expense):
Interest expense	(128,464)	(21,311)
Loss on exchange of warrants
Change in fair value of derivatives, net	—	(125,595))
Other income, net	9,364	4,690
Total other income (expense), net	(119,100)	(142,216)

Net loss	$(1,830,580)	$(2,045,120)

Basic and diluted loss per common share	$(0.15)	$(0.35)

Revenue by type:

	Three Months Ended March 31,
	2019	2018
Managed Services Revenue	$3,867,232	$3,796,665
Legacy Workflow Fees	47,330	60,705
Marketplace Spend Fees	374,653	2,843
License Fees	491,094	13,264
Other Revenue	13,447	22,964
Total Revenue	$4,793,756	$3,896,441

IZEA Worldwide, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP Revenue to Non-GAAP Gross Billings:

	Three Months Ended March 31,
	2019	2018
Revenue	$4,793,756	$3,896,441
Plus payments made to third-party creators (1)	3,035,463	813,919
Gross billings	$7,829,219	$4,710,360
(1) Payments made to third-party creators for the Legacy Workflow and Marketplace Spend components of our revenue reported on a net basis for GAAP.

Gross billings by revenue stream and the percentage of total gross billings by stream:

	Three Months Ended March 31,
	2019		2018
Managed Services Revenue	$3,867,232	49%	$3,796,665	81%

Legacy Workflow	654,925	8%	871,812	19%
Marketplace Spend	2,802,521	36%	5,655	—%
License Fees	491,094	6%	13,264	—%
SaaS Services Gross Billings	3,948,540	50%	890,731	18%

Other Revenue	13,447	—%	22,964	—%
Total Gross Billings	$7,829,219	100%	$4,710,360	100%

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended March 31,
	2019	2018
Net loss	$(1,830,580)	$(2,045,120)
Non-cash stock-based compensation	160,877	146,281
Non-cash stock issued for payment of services	37,498	28,671
(Gain) loss on disposal of equipment	(515)	853
Loss on settlement of acquisition costs payable	191,439	—
Increase (decrease) in value of acquisition costs payable	2,664	(393,094)
Depreciation and amortization	436,224	265,455
Interest expense	128,464	21,311
Change in fair value of derivatives	—	125,595
Adjusted EBITDA	$(873,929)	$(1,850,048)